Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein.

Our report on the consolidated financial statements refers to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2016-02, Leases, as of December 30, 2018, and FASB ASU 2014-09, Revenue from Contracts with Customers, as of December 31, 2017.

/s/ KPMG LLP

Santa Clara, California

August 3, 2020